EXHIBIT 10.21

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING (this “Memorandum”) is entered into as of April 29, 2008 and memorializes the parties’ understanding regarding that certain Securities Purchase Agreement entered into as of June 29, 2007, as amended (the “Purchase Agreement”), by and between Energy King, Inc., formerly Buckeye Ventures, Inc. (the “Company”), and Trafalgar Capital Specialized Investment Fund, Luxembourg (the “Buyer”) and the Transaction Documents as defined in the Purchase Agreement.

RECITALS

A.
Pursuant to the Purchase Agreement and Transaction Documents, the Company sold an aggregate of $5,000,000 in secured convertible debentures to the Buyer to be issued in several closings to be funded as follows: (i) $1,500,000 on the first closing, (ii) $1,750,000 on the second closing, and (iii) $1,750,000 on the third closing.

B.
The Buyer deposited the $1,500,000 proceeds of the first closing in escrow on June 29, 2007, and the proceeds were released from escrow to the Company on October 2, 2007. On or around the date of the first closing, the parties orally agreed to fix the conversion price at $0.1536 for the initial $1,500,000 in debentures and to leave the conversion price for the remaining unissued $3,500,000 in debentures the same as provided in the Purchase Agreement and Transaction Documents (the “Oral Agreement”). The $0.1536 fixed conversion price is equal to 85% of the lowest volume weighted average price (“VWAP”) of the Company’s common stock during the ten trading days immediately preceding the first closing.

C.	As of the date of this Memorandum, the Buyer has not purchased, and the Company has not issued, the remaining $3,500,000 in debentures.

D.	Pursuant to this Memorandum, the parties wish to reduce to the Oral Agreement to writing to be effective as of the date of the Oral Agreement.

TERMS OF AGREEMENT

Now, therefore, for good and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	The parties agree that the terms of the Purchase Agreement and Transaction Documents are binding and enforceable against the parties.

2.
The conversion price for the initial $1,500,000 in debentures issued to the Buyer under the Purchase Agreement and Transaction Documents shall be fixed at $0.1536; provided, however, that the conversion price and related conversion calculations for the remaining unissued $3,500,000 in debentures shall remain exactly the same as provided in the Purchase Agreement and Transaction Documents.

3.	All other terms of the Purchase Agreement and Transaction Documents shall remain in force and unaltered.

4.	This Memorandum shall be effective as of October 2, 2007 and may be executed as of the same effective date in one or more counterparts, each of which shall be deemed an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Memorandum of Understanding to be duly executed by their respective authorized persons as of the date first set forth above.

COMPANY:
ENERGY KING, INC.
(formerly Buckeye Ventures, Inc.)

By: /s/ Alan J. Mintz
Name: Alan J. Mintz
Title: President and CEO

BUYER:
TRAFALGAR CAPITAL SPECIALIZED INVESTMENT FUND, LUXEMBOURG
By: Trafalgar Capital Sarl
Its: General Partner

By: /s/ Robert Press
Name: Robert Press
Title: Director

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